EXHIBIT 99.2
BROWNING-FERRIS INDUSTRIES, LLC
Financial Statements of Browning-Ferris Industries, LLC -
The accompanying consolidated financial statements of Browning-Ferris Industries, LLC (BFI), an indirect wholly-owned subsidiary of Allied Waste Industries, Inc. (Allied), are being provided pursuant to Rule 3-16 of the Securities and Exchange Commission’s Regulation S-X. The purpose of these financial statements is to provide information about the assets and equity interests which collateralize certain outstanding debt obligations of BFI and Allied. BFI, along with other wholly-owned subsidiaries of Allied (herein referred to as the Other Allied Collateral) on a combined basis represent the aggregate collateral that, upon the occurrence of any triggering event or certain conditions under the collateral agreements, would be available to satisfy the applicable debt obligations. In Note 4 to the accompanying consolidated financial statements, we have provided information on BFI and the Other Allied Collateral, on an individual and combined basis.

BROWNING-FERRIS INDUSTRIES, LLC
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Allied Waste Industries, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of members’ deficit and of cash flows present fairly, in all material respects, the financial position of Browning-Ferris Industries, LLC and its subsidiaries (the Company), a single member limited liability company wholly-owned by Allied Waste Industries, Inc., at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 1 to the consolidated financial statements, the Company changed its method of accounting for conditional asset retirement obligations effective December 31, 2005, its method of accounting for stock-based compensation effective January 1, 2006, and its method of accounting for the funded status of its defined benefit pension obligations effective December 31, 2006.
PricewaterhouseCoopers LLP
Phoenix, Arizona
February 22, 2007, except for the effects of discontinued operations discussed in Note 1 to the consolidated financial statements as to which the date is December 3, 2007.

BROWNING-FERRIS INDUSTRIES, LLC
CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31,
	2006	2005
ASSETS
Current Assets —
Cash and cash equivalents	$10.1	$12.1
Accounts receivable, net of allowance of $4.2 and $3.7	191.6	161.2
Prepaid and other current assets	28.2	28.1

Total current assets	229.9	201.4
Property and equipment, net	1,020.2	983.1
Goodwill	3,322.3	3,391.0
Other assets, net	148.0	150.6
Due from parent	—	18.0

Total assets	$4,720.4	$4,744.1

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities —
Current portion of long-term debt	$1.2	$4.4
Accounts payable	119.9	126.7
Current portion of accrued capping, closure, post-closure and environmental costs	62.3	66.4
Accrued interest	71.2	79.2
Other accrued liabilities	122.2	113.9
Unearned revenue	65.5	59.4

Total current liabilities	442.3	450.0
Long-term debt, less current portion	5,183.9	5,357.8
Accrued capping, closure, post-closure and environmental costs, less current portion	491.9	508.8
Due to parent	401.6	—
Other long-term obligations	147.3	179.3
Commitments and Contingencies
Member’s Deficit —
Member’s interest	—	—
Accumulated other comprehensive loss	(54.9)	(70.3)
Retained deficit	(1,891.7)	(1,681.5)

Total member’s deficit	(1,946.6)	(1,751.8)

Total liabilities and member’s deficit	$4,720.4	$4,744.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31,
	2006	2005	2004
Revenues	$1,737.7	$1,589.0	$1,521.6
Cost of operations (exclusive of depreciation and amortization shown below)	1,174.6	1,042.9	988.0
Selling, general and administrative expenses	164.5	122.3	143.6
Depreciation and amortization	139.8	129.3	144.7

Operating income	258.8	294.5	245.3
Interest expense and other	467.3	471.5	611.8

Loss before income taxes	(208.5)	(177.0)	(366.5)
Income tax benefit	(22.6)	(56.5)	(128.6)
Minority interest	0.2	(1.0)	(3.4)

Loss from continuing operations	(186.1)	(119.5)	(234.5)
Income (loss) from discontinued operations, net of tax	6.1	10.9	(7.7)
Cumulative effect of change in accounting principle, net of tax	—	(0.5)	—

Net loss	$(180.0)	$(109.1)	$(242.2)

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, LLC
CONSOLIDATED STATEMENTS OF MEMBER’S DEFICIT
(in millions)

		Accumulated
		Other		Total
	Member’s	Comprehensive	Retained	Member’s
	Interest	Loss	Deficit	Deficit
Balance as of December 31, 2003	$—	$(94.5)	$(1,285.3)	$(1,379.8)

Net loss	—	—	(242.2)	(242.2)
Distribution to parent	—	—	(30.2)	(30.2)
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	18.2	—	18.2
Net loss on hedging derivatives reclassified to earnings	—	4.3	—	4.3
Minimum pension liability adjustment	—	2.6	—	2.6

Balance as of December 31, 2004	—	(69.4)	(1,557.7)	(1,627.1)

Net loss	—	—	(109.1)	(109.1)
Distribution to parent	—	—	(14.7)	(14.7)
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	1.3	—	1.3
Minimum pension liability adjustment	—	(2.2)	—	(2.2)

Balance as of December 31, 2005	—	(70.3)	(1,681.5)	(1,751.8)

Net loss	—	—	(180.0)	(180.0)
Distribution to parent	—	—	(30.2)	(30.2)
Other comprehensive income, net of tax:
Minimum pension liability adjustment	—	70.3	—	70.3
Adjustment to initially apply SFAS 158	—	(54.9)	—	(54.9)

Balance as of December 31, 2006	$—	$(54.9)	$(1,891.7)	$(1,946.6)

Comprehensive Loss —

	Year Ended December 31,
	2006	2005	2004
Net loss	$(180.0)	$(109.1)	$(242.2)
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	1.3	18.2
Net loss on hedging derivatives reclassified to earnings	—	—	4.3
Minimum pension liability adjustment	70.3	(2.2)	2.6

	$(109.7)	$(110.0)	$(217.1)

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2006	2005	2004
Operating activities —
Net loss	$(180.0)	$(109.1)	$(242.2)
Discontinued operations, net of tax	(6.1)	(10.9)	7.7
Adjustments to reconcile net loss to cash used for operating activities from continuing operations—
Provisions for:
Depreciation and amortization	139.8	129.3	144.7
Doubtful accounts	3.7	3.1	2.0
Accretion of debt and amortization of debt issuance costs	18.8	19.3	21.7
Gain on sale of fixed assets	(4.5)	(0.8)	(1.6)
Non-cash reduction in acquisition and environmental accruals	(7.2)	(25.2)	(12.2)
Loss on sale of trade receivables	5.8	5.0	13.4
Non-cash gain on non-hedge accounting interest rate swap contracts	—	—	(16.2)
Amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts	—	—	6.7
Write-off of deferred debt issuance costs	4.1	11.9	15.3
Cumulative effect of change in accounting principle, net of tax	—	0.5	—
Change in operating assets and liabilities, excluding the effects of acquisitions—
Accounts receivable, prepaid expenses and other assets	(39.8)	(20.5)	(22.3)
Accounts payable, accrued liabilities, unearned income and other	(14.0)	(52.9)	(25.3)
Capping, closure and post-closure accretion	29.2	30.2	29.3
Capping, closure, post-closure and environmental expenditures	(58.2)	(58.3)	(63.3)

Cash used for operating activities from continuing operations	(108.4)	(78.4)	(142.3)

Investing activities —
Cost of acquisitions, net of cash acquired	—	(0.7)	(0.2)
Proceeds from divestitures, net of cash divested	0.2	2.9	55.7
Proceeds from sale of fixed assets	7.7	2.5	3.8
Capital expenditures, excluding acquisitions	(185.9)	(200.6)	(175.9)
Capitalized interest	(5.3)	(4.9)	(3.9)
Other	—	2.5	2.2

Cash used for investing activities from continuing operations	(183.3)	(198.3)	(118.3)

Financing activities —
Proceeds from long-term debt, net of issuance costs	1,200.4	2,083.7	2,122.2
Payments of long-term debt	(1,395.3)	(2,783.8)	(2,415.5)
Net change in disbursement account	(2.3)	2.2	5.0
Net change in due to/from parent	475.8	975.8	552.0

Cash provided by financing activities from continuing operations	278.6	277.9	263.7

Discontinued operations –
Cash provided by (used for) operating activities	9.6	5.5	(0.6)
Cash used for investing activities	(2.3)	(2.7)	(4.6)
Cash provided by financing activities	3.8	2.7	1.0

Cash provided by (used for) discontinued operations	11.1	5.5	(4.2)

Increase (decrease) in cash and cash equivalents	(2.0)	6.7	(1.1)
Cash and cash equivalents, beginning of year	12.1	5.4	6.5

Cash and cash equivalents, end of year	$10.1	$12.1	$5.4

Supplemental disclosures –
Interest paid (net of amounts capitalized)	$417.1	$426.3	$490.8
Debt incurred or assumed in acquisitions	—	—	—
Capital lease obligations incurred	—	0.3	0.1
Non-cash dividend to parent	30.2	14.7	30.2
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Summary of Significant Accounting Policies
Browning-Ferris Industries, LLC (BFI), a Delaware limited liability company, is an indirect wholly-owned subsidiary of Allied Waste Industries, Inc., (Allied or Parent), a Delaware corporation. Effective January 1, 2005, Browning-Ferris Industries, Inc. was converted to a single member limited liability company (LLC). Allied NA, a wholly-owned subsidiary of Allied, is the sole member of BFI.
As described in Note 4, the accompanying consolidated financial statements reflect the debt obligations incurred by Allied to acquire BFI in 1999. Since that time, Allied has transferred certain assets as discussed below. The entities that comprise BFI have not historically produced the operating cash flows necessary to service the acquisition debt incurred by Allied. As such, BFI is reliant on Allied to provide necessary funding to support its activities. Allied has issued to BFI a letter evidencing its ability and intent to provide BFI with the necessary financial support for a period of twelve months.
Purpose of financial statements –
The purpose of the accompanying financial statements is to provide information about the assets and equity interests which represent a portion of the collateral for certain outstanding debt obligations of BFI and Allied. BFI, along with certain other wholly-owned subsidiaries of Allied (herein referred to as the Other Allied Collateral) on a combined basis represents the aggregate collateral that, upon occurrence of any triggering event or certain other conditions under the collateral agreements, would be available to satisfy the applicable outstanding debt obligations.
Prior to 2001, the Other Allied Collateral was wholly-owned by BFI. Subsequently, the Other Allied Collateral was transferred to newly created subsidiaries of Allied for organizational efficiency and other purposes. Although a collateral waiver was received from the collateral trustee, the Other Allied Collateral continues to collateralize the debt. The transfers constitute a change in reporting entity. Such changes in 2006, 2005 and 2004 were considered to be immaterial and therefore, prior period financial statements were not restated.
Principles of consolidation and presentation –
The accompanying consolidated financial statements reflect the financial position, results of operations and cash flows of BFI, which operates as an integrated business unit of Allied. However, such financial statements may not necessarily reflect BFI’s financial position, results of operations and cash flows had it been a stand-alone company during the periods presented. All significant intercompany accounts and transactions occurring within BFI have been eliminated in the accompanying consolidated financial statements. Certain costs and expenses incurred by Allied have been allocated to BFI in order to prepare the accompanying consolidated financial statements. Such allocations are based on assumptions that management believes are reasonable; however, such allocations are not necessarily indicative of the costs that would have resulted if BFI had been operating on a stand-alone basis, independent of Allied.
Discontinued operations –
During the third quarter of 2007, we sold landfill operations in Kentucky for net proceeds of $1.9 million as part of a larger transaction made by our parent company. The results of those landfill operations, including those related to prior years, have been classified as discontinued operations in the accompanying consolidated financial statements.
During the first quarter of 2007, we sold hauling, transfer and recycling operations in Florida as well as the stock in an unrelated immaterial subsidiary in a single transaction for net proceeds of approximately $69.4 million. The results of these operations, including those related to prior years, have been classified as discontinued operations in the accompanying consolidated financial statements.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At December 31, 2003, we held for sale certain operations that we determined were discontinued operations in Florida, which we sold in 2004. We received net proceeds of $41.4 million from the transaction, which was used to repay debt.
A summary of discontinued operations on the consolidated balance sheet, which are included in other current assets, other long-term assets, other accrued liabilities and other long-term liabilities is as follows (in millions):

	December 31,	December 31,
	2006	2005
Accounts receivable, net	$8.6	$9.3
Other current assets	0.5	1.3
Property and equipment, net	16.9	17.8

Total assets	$26.0	$28.4

Current liabilities	$13.7	$13.9

Total liabilities	$14.7	$15.1

Results of operations for the discontinued operations were as follows (in millions):

	Year Ended December 31,
	2006	2005	2004
Revenues	$65.8	$67.0	$74.9

Income (loss) before tax	$10.0	$10.2	$2.3
Gain on divestiture	—	8.0	0.8
Income tax (benefit) expense	3.9	7.3	10.8

Discontinued operations, net of tax	$6.1	$10.9	$(7.7)

During 2005, we recognized a previously deferred gain of approximately $7.8 million ($4.7 million gain, net of tax). This deferred gain was attributable to a divestiture that occurred in 2003 where the acquirer had the right to sell the operations back to us for a period of time (a “put” agreement) constituting a form of continuing involvement on our part and precluding recognition of the gain in 2003. These operations were sold in 2005 to another third-party and the put agreement was cancelled. Discontinued operations in 2005 also included a $2.7 million pre-tax benefit ($1.6 million, net of tax) resulting from a revision of our insurance liabilities related to divestitures previously reported as discontinued operations.
The businesses or assets divested, including goodwill, were adjusted to the lower of carrying value or fair value. Fair value was based on the actual or anticipated sales price. Included in the pre-tax loss recorded in 2004 was goodwill that was allocated to the divestitures, net of gains recorded for assets sold for which proceeds exceeded book value. A portion of the goodwill allocated to the operations sold in 2004 was non-deductible for tax purposes.
In accordance with EITF Issue No. 87-24, Allocation of Interest to Discontinued Operations, we allocate interest to discontinued operations based on a ratio of net assets sold to the sum of consolidated net assets plus consolidated debt. We do not allocate interest on debt that is directly attributable to other operations outside of the discontinued operations. For the years ended December 31, 2006, 2005 and 2004, we allocated $0.6 million, $0.7 million and $1.4 million of interest expense to discontinued operations.
Business combinations –
Acquisitions are reflected in our results of operations since the effective date of the acquisition. We allocate the cost of the acquired business to the assets acquired and liabilities assumed based upon their estimated fair values. These estimates are revised during the allocation period as necessary when, and if, information regarding contingencies becomes available to further define and quantify assets acquired and liabilities assumed. The allocation period generally does not exceed one year. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. Purchase accounting adjustments, acquisition related costs and other possible charges that may arise from the acquisitions may materially impact the financial condition, results of operations and liquidity in the future. The pro forma effect of acquisitions in 2005 and 2004, individually and collectively, was not material.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Cash and cash equivalents –
We consider any liquid investments with an original maturity of three months or less to be cash equivalents. Amounts are stated at quoted market prices. We use a cash management system under which our book balance reflects a credit for our primary disbursement account. This amount represents uncleared checks which have not been presented to our bank by the end of our reporting period. Our funds are transferred as checks are presented. At December 31, 2006 and 2005, the book credit balance of $4.9 million and $7.2 million, respectively, in our primary disbursement account was reported in accounts payable and reflected as a financing activity in the consolidated statement of cash flows.
Concentration of credit risk –
Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade receivables. We place our cash and cash equivalents with high quality financial institutions and manage the amount of credit exposure with any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base.
Receivable realization allowance –
We provide services to customers throughout the United States and Puerto Rico. We perform credit evaluations of our significant customers and establish a receivable realization allowance based on the aging of our receivables, payment performance factors, historical trends and other information. In general, we reserve 50% of those receivables outstanding 90 to 120 days and 100% of those outstanding over 120 days. We also review outstanding balances on an account specific basis. Our reserve is evaluated and revised on a monthly basis. In addition, we recognize a sales valuation allowance based on our historical analysis of revenue reversals and credits issued after the month of billing. Revenue reversals and credits typically relate to resolution of customer disputes and billing adjustments. The total allowance as of December 31, 2006 and 2005 for our continuing operations was approximately $4.2 million and $3.7 million, respectively.
Other assets –
Other assets include notes receivable, landfill closure deposits, deferred financing costs and miscellaneous non-current assets. Upon funding of debt offerings, financing costs are capitalized and amortized using the effective-interest method over the term of the related debt. Deferred financing costs represent transaction costs directly attributable to obtaining financing.
Other accrued liabilities –
At December 31, 2006 and 2005, respectively, other accrued liabilities include accrued insurance of $35.4 million and $36.9 million, accrued payroll of $17.4 million and $11.8 million, accrued franchise fees and sales tax of $12.6 million and $10.2 million and accrued landfill taxes, hosting fees and royalties of $10.2 million and $9.2 million and other miscellaneous accrued liabilities of $46.6 million and $45.8 million.
Accrued capping, closure and post-closure costs –
Accrued capping, closure and post-closure costs represent an estimate of the present value of the future obligation incurred associated with capping, closure and post-closure monitoring of the landfills we currently own and/or operate. Site specific capping, closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by us for which we have capping, closure and post-closure responsibilities. The present value of estimated future costs are accrued on a per unit basis as landfill disposal capacity is consumed. Changes in estimates based on the annual update are accounted for prospectively for active landfills, while changes in estimates for closed landfill sites and fully incurred capping projects are recognized immediately.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Environmental costs –
We accrue for costs associated with environmental remediation obligations when such costs are probable and can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value, as the timing of payments cannot reliably be determined. Recoveries of environmental remediation costs from other parties are recorded when their receipt is deemed probable. Environmental liabilities and apportionment of responsibility among potentially responsible parties are accounted for in accordance with the guidance provided by the American Institute of Certified Public Accountants Statement of Position 96-1, Environmental Remediation Liabilities.
Other long-term obligations –
Other long-term obligations include accruals for contingencies, self-insurance claim liabilities, the non-current portion of non-recurring acquisition accruals, pension liability (see Note 8), and other obligations.
Contingent liabilities –
We are subject to various legal proceedings, claims and regulatory matters, the outcomes of which are subject to significant uncertainty. We determine whether to disclose and accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable and whether it can be reasonably estimated in accordance with SFAS No. 5, Accounting for Contingencies (SFAS 5) and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. We assess our potential liability relating to litigation and regulatory matters based on information available to us. Management’s assessment is developed in consultation with third-party legal counsel and other advisors and is based on an analysis of possible outcomes under various strategies. We accrue for loss contingencies when such amounts are probable and reasonably estimable. If a contingent liability is reasonably possible, we will disclose the potential range of the loss, if estimable.
Revenue –
Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contract terms are generally for multiple years and commonly have renewal options. Our landfill operations include both company-owned landfills and landfills that we operate on behalf of municipalities and others. Advance billings are recorded as unearned revenue, and revenue is recognized when services are provided.
Non-recurring acquisition accruals –
At the time of an acquisition, we evaluate and record the assets and liabilities of the acquired company at estimated fair value. Assumed liabilities as well as liabilities resulting directly from the completion of the acquisition are considered in the net assets acquired and resulting purchase price allocation. Any changes to the estimated fair value of assumed liabilities (other than tax matters) subsequent to the one year allocation period are recorded in results of operations.
At December 31, 2006 and 2005, we had approximately $43.2 million and $66.5 million, respectively, of non-recurring acquisition accruals remaining on our balance sheets, consisting primarily of loss contracts, litigation, insurance liabilities and other commitments associated with the acquisition of BFI in 1999 by Allied. In 2005, we reversed $25.2 million of such accruals primarily as a result of favorable legal rulings or settlements. Expenditures against non-recurring acquisition accruals in 2006 and 2005 were $16.1 million and $22.7 million, respectively.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Interest expense and other –
Interest expense and other includes interest paid to third parties for our debt obligations (net of amounts capitalized), cash settlement on interest rate swap contracts, interest income, accretion of debt discounts and amortization of debt issuance costs, costs incurred to early extinguish debt, non- cash gain or loss on non-hedge accounting interest rate swap contracts and the amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts. Interest expense and other is allocated from our Parent and represents the interest incurred and other costs associated with the debt obligations that have also been allocated from our Parent (See Note 4).
Interest expense capitalized –
We capitalize interest in connection with the construction of our landfill assets. Actual acquisition, permitting and construction costs incurred which relate to landfill assets under active development qualify for interest capitalization. Interest capitalization ceases when the construction of a landfill asset is complete and available for use.
During the years ended December 31, 2006, 2005 and 2004, we incurred gross interest expense (including payments under interest rate swap contracts) of $427.3 million, $432.8 million and $512.2 million, respectively, of which $5.3 million, $4.9 million and $3.9 million, respectively, was capitalized.
Use of estimates –
The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available and assumptions about the future. Actual results may differ significantly from the estimates.
Fair value of financial instruments –
Our financial instruments as defined by SFAS No. 107, Disclosures About Fair Value of Financial Instruments include cash, money market funds, accounts receivable, accounts payable, long-term debt and derivatives. We have determined the estimated fair value amounts at December 31, 2006 and 2005 using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, our estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.
The carrying value of cash, money market funds, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments (See Note 4 for fair value of debt).
Stock-based compensation plans –
Certain BFI employees are eligible to participate in the stock option plans of the Parent. Effective January 1, 2006, the Parent adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which establishes the accounting for stock-based awards exchanged for employee services. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be measured at fair value and expensed in the consolidated statement of operations over the service period (generally the vesting period). The Parent previously accounted for share-based compensation plans under Accounting Principle Board (APB) No. 25, Accounting for Stock Issued to Employees (APB 25) and the related interpretations and provided the required SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS 123) pro

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
forma disclosures for employee stock options. Stock-based compensation expense allocated to BFI and included in selling, general and administrative expenses for the year ended December 31, 2006 was $1.2 million ($1.1 million, net of tax).
Change in accounting principles –
In April 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143 (FIN 47). The interpretation expands on the accounting guidance of SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143), providing clarification of the term “conditional asset retirement obligation” and guidelines for the timing of recording the obligation. We adopted SFAS 143 effective January 1, 2003 (see Note 7). The adoption of FIN 47 as of December 31, 2005 resulted in an increase to our asset retirement obligations of approximately $0.8 million and a cumulative effect of change in accounting principle, net of tax, of $0.5 million. This liability represents the estimated fair value of our future obligation to remove underground storage tanks on properties that we own.
Recently issued accounting pronouncements –
In September 2006, the FASB issued SFAS No.157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measurement and requires expanded disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but is used in conjunction with other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for us beginning January 1, 2008. We are evaluating the impact of the adoption of SFAS 157 on our financial position and results of operations.
In September 2006, the FASB issued SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or a liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. We adopted the recognition provisions of this standard effective December 31, 2006 with a charge to other comprehensive loss, net of tax of $54.9 million. See Note 8, Employee Benefit Plans, for additional disclosures. SFAS 158 also requires an employer to measure the funded status of a plan as of the employer’s year-end reporting date. The measurement date provisions of SFAS 158 are effective for us for the year ending December 31, 2008. We do not expect the adoption of the measurement date provisions of SFAS 158 to have a material impact on our financial position or results of operations.
In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). Traditionally, there have been two methods for quantifying the effect of financial statement misstatements: the roll-over method which focuses on correcting the income statement as of the reporting date and the iron-curtain method which focuses on correcting the balance sheet as of the reporting date. We currently utilize the iron-curtain method for quantifying financial statement misstatements. SAB 108 establishes a more restrictive approach by requiring companies to quantify errors under both methods. SAB 108 is effective for us in the fourth quarter of 2006. The adoption of SAB 108 did not have a material impact on our financial position.
In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and provides guidance on the recognition, de-recognition and measurement of benefits related to an entity’s uncertain income tax positions. Our current policy is to record a liability associated with an uncertain tax position when disallowance is considered probable and estimable. FIN 48 is effective for us beginning January 1, 2007. We do not expect the impact of adopting FIN 48 to have a material impact on our financial position.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Property and Equipment
Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives. The estimated useful lives of assets are: buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (4-8 years). For building improvements, the depreciable life can be the shorter of (i) the improvements’ estimated useful lives or (ii) the related lease terms. We do not assume a residual value on our depreciable assets. In accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (SFAS 144), we evaluate our long-lived assets, such as property and equipment, and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of the asset or asset group may not be recoverable.
The cost of landfill airspace, including original acquisition cost and incurred and projected landfill construction costs, is amortized over the capacity of the landfill based on a per unit basis as landfill airspace is consumed. We periodically review the recoverability of our operating landfills. Should events and circumstances indicate that any of our landfills be reviewed for possible impairment, such review will be made in accordance with SFAS 144 and EITF Issue No. 95-23, The Treatment of Certain Site Restoration/Environmental Exit Costs When Testing a Long-Lived Asset for Impairment. The EITF outlines how cash flows for environmental exit costs should be determined and measured.
Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For example, under certain circumstances, the replacement of vehicle transmissions or engine rebuilds are capitalized, whereas repairs to vehicle brakes are expensed. When property is retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in cost of operations. For the years ended December 31, 2006, 2005 and 2004, we recognized net pre-tax gains on the disposal of fixed assets of $4.5 million, $0.8 million and $1.6 million, respectively.
Property and equipment at December 31, 2006 and 2005 is as follows (in millions):

	2006	2005
Land and improvements	$132.6	$131.8
Land held for permitting as landfills	13.4	12.3
Landfills	1,212.2	1,137.5
Buildings and improvements	96.0	95.2
Vehicles, furniture and equipment	472.6	405.5
Containers and compactors	185.3	166.0

	2,112.1	1,948.3
Accumulated depreciation and amortization	(1,091.9)	(965.2)

	$1,020.2	$983.1

3. Goodwill and Intangible Assets
At least annually, we perform an assessment of goodwill impairment by applying a fair value based test. For purposes of this test, the consolidated entity is considered to represent our only reporting unit. We completed our annual assessment of goodwill in the fourth quarter of 2006 and an impairment charge was not required. The calculation of fair value is subject to judgments and estimates about future events. We estimated fair value based on projected net cash flows discounted using a weighted-average cost of capital of approximately 7.5% in 2006 and 7.4% in 2005. The estimated fair value could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels or ability to perform at levels that were forecasted.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
We may conduct an impairment test of goodwill more frequently than annually under certain conditions. For example, a significant adverse change in our liquidity or the business environment, unanticipated competition, a significant adverse action by a regulator or the disposal of a significant business unit could prompt an impairment test between annual assessments.
At the time of a divestiture of an individual business unit, goodwill is allocated to that business based on its relative fair value and a gain or loss on disposal is determined. The remaining goodwill would be re-evaluated for recoverability which could result in an additional recognized loss.
We have incurred non-cash losses on sales of assets when we believed that re-deployment of the proceeds from the sale of such assets could reduce debt or improve operations and was economically beneficial. If we decide to sell additional assets in the future, we could incur additional non-cash losses on asset sales.
BFI goodwill is accounted for at the Parent company level. We make an allocation to the entities that were acquired as part of the BFI acquisition. These entities are included in both BFI and Other Allied Collateral. The following table shows the activity and balances related to the BFI goodwill as recorded by the Parent from December 31, 2004 through December 31, 2006 (in millions):

	2006	2005
Beginning balance	$3,391.0	$3,439.4
Acquisitions	—	—
Divestitures	—	—
Adjustments (1)	(68.7)	(48.4)

Ending balance	$3,322.3	$3,391.0

(1)	Primarily relates to reclassification of goodwill in connection with entities distributed to Allied.
4. Long-term Debt
Allied financed the acquisition of BFI primarily through the issuance of debt. All of the assets and substantially all of the equity interest of BFI and all of the assets and stock of Other Allied Collateral are pledged as collateral for this debt and the debt is serviced through cash flows generated by the consolidated operations of Allied. In accordance with SEC Staff Accounting Bulletin, Topic 5-J, the debt and related debt issuance costs that were incurred to acquire BFI, while held and managed by Allied, are presented on BFI’s consolidated balance sheet, and the related interest expense is reflected in the consolidated statement of operations. To the extent the original acquisition debt is repaid with cash or refinanced with equity, it is no longer presented in these financial statements. To the extent the original acquisition debt is refinanced with other debt (either bank financings or bonds), the replacement debt instrument, along with the related issuance costs and interest expense, is presented in these financial statements.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Long-term debt at December 31, 2006 and 2005 consists of the amounts listed in the following table. The effective interest rate includes our interest cost incurred, amortization of deferred debt issuance cost and the amortization or accretion of discounts or premiums (in millions, except percentages).

	Debt Balance at		Effective Interest Rate
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Revolving credit facility ABR borrowings*	$—	$3.7	9.75%	9.00%
Revolving credit facility Adjusted LIBOR borrowings*	—	—	7.86	7.29
2005 Term Loan B due 2012	1,105.0	1,275.0	7.34	6.33
6.375% senior notes due 2008	157.9	154.7	8.34	8.34
8.50% senior notes due 2008	750.0	750.0	8.78	8.78
8.875% senior notes due 2008	—	600.0	—	9.15
6.50% senior notes due 2010	350.0	350.0	6.76	6.76
6.375% senior notes due 2011	275.0	275.0	6.63	6.63
9.25% senior notes due 2012	250.9	251.1	9.40	9.40
7.875% senior notes due 2013	450.0	450.0	8.09	8.09
7.125% senior notes due 2016	595.1	—	7.38	—
9.25% debentures due 2021	96.3	96.1	9.47	9.47
7.40% debentures due 2035	294.4	292.2	8.03	8.03
4.25% senior subordinated convertible debentures due 2034	230.0	230.0	4.34	4.34
7.375% senior unsecured notes due 2014	400.0	400.0	7.55	7.55
Solid waste revenue bond obligations, principal payable through 2031	225.2	228.4	6.68	6.60
Notes payable to individuals, variable interest rate, and principal payable through 2007, secured by vehicles, equipment, real estate, or accounts receivable**	0.2	0.4	3.00	3.04
Obligations under capital leases of vehicles and equipment**	2.9	3.0	9.96	10.22
Notes payable to a municipal corporation, interest at 6.0%, principal payable through 2010, unsecured**	2.2	2.6	6.00	6.00

Total debt**	5,185.1	5,362.2	7.61%	7.55%
Less: Current portion	1.2	4.4

Long-term portion	$5,183.9	$5,357.8

*	Excludes fees

**	Reflects weighted average interest rate
Refinancings –
In April 2006, we completed the re-pricing of the $1.105 billion Term Loan B due January 2012 (2005 Term Loan) and Institutional Letter of Credit portions of our senior secured credit facility (2005 Credit Facility). The 2005 Term Loan and Institutional Letter of Credit Facility were re-priced at LIBOR plus 175 basis points (or ABR plus 75 basis points), a reduction of 25 basis points. The pricing will further decrease to LIBOR plus 150 basis points (or ABR plus 50 basis points) when our total debt to EBITDA, as defined, is equal to or less than 4.25x.
In May 2006, we issued $600 million of 7.125% senior notes due 2016 at a discounted price equal to 99.123% of the aggregate principal amount and used the net proceeds to fund our tender offer for our $600 million of 8.875% senior notes due 2008.
During the first quarter of 2005, Allied executed a multifaceted refinancing plan (the 2005 Refinancing), which included:
•	the issuance of 12.75 million shares of common stock for $101 million;

•	the issuance of 6.25% mandatory convertible preferred stock with a conversion premium of 25% for $600 million; and

•	the issuance of 7.25% senior notes due 2015 for $600 million.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The proceeds of the issuances above were used to retire the following:
•	$195 million of the remaining 10% senior subordinated notes due 2009;

•	$125 million of the 9.25% senior notes due 2012;

•	$600 million 7.625% senior notes due 2006;

•	$206 million of term loans; and

•	$70 million of the 7.875% senior notes due 2005.
The balance of the proceeds was used to pay premiums and fees and for general corporate purposes.
In addition, Allied refinanced the pre-existing credit facility (the 2003 Credit Facility), which included modifying financial covenants, increasing the size of the Revolving Credit Facility and the Institutional Letter of Credit Facility by a combined $377 million, and lowering the interest margin paid on the term loan by 75 basis points and on the Revolving Credit Facility by 25 basis points.
Costs incurred to early extinguish debt during the years ended December 31, 2006, 2005 and 2004 were $41.3 million, $39.8 million and $110.5 million, respectively. These costs were recorded in interest expense and other.
2005 Credit Facility –
Allied has a senior secured credit facility referred to as the 2005 Credit Facility that includes at December 31, 2006: (i) a $1.575 billion Revolving Credit Facility due January 2010 (the 2005 Revolver), (ii) a $1.105 billion Term Loan due January 2012 referred to as the 2005 Term Loan, (iii) a $490 million Institutional Letter of Credit Facility due January 2012, and (iv) a $25 million Incremental Revolving Letter of Credit Facility due January 2010. Of the $1.575 billion available under the 2005 Revolver, the entire amount may be used to support the issuance of letters of credit. At December 31, 2006, Allied had no loans outstanding and $398.7 million in letters of credit drawn on the 2005 Revolver, leaving approximately $1.176 billion capacity available under the 2005 Revolver. Both the $25 million Incremental Revolving Letter of Credit Facility and $490 million Institutional Letter of Credit Facility were fully utilized at December 31, 2006.
The 2005 Credit Facility bears interest at (a) an Alternative Base Rate (ABR), or (b) an Adjusted LIBOR, both terms defined in the 2005 Credit Facility agreement, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2005 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.
Allied is required to make prepayments on the 2005 Credit Facility upon completion of certain transactions as defined in the 2005 Credit Facility, including asset sales and issuances of debt securities. Proceeds from these transactions, in certain circumstances, are required to be applied to amounts due under the 2005 Credit Facility pursuant to the 2005 Credit Facility agreement. Allied is also required to make prepayments on the 2005 Credit Facility for 50% of any excess cash flows from operations, as defined in the 2005 Credit Facility agreement. The agreement also requires scheduled amortization on the 2005 Term Loan and Institutional Letter of Credit Facility. During 2006, a $5.0 million scheduled amortization of the Institutional Letter of Credit Facility reduced the funded amount to $490 million from $495 million. There is no further scheduled amortization on the 2005 Term Loan with the exception of the outstanding balance at maturity on January 15, 2012.
Senior notes and debentures –
In May 2006, Allied Waste North America, Inc. (Allied NA) issued $600 million of 7.125% senior notes due 2016 at a discounted price equal to 99.123% of the aggregate principal amount. Interest is payable semi-annually on May 15th and November 15th. These senior notes have a make-whole call provision that is exercisable any time prior to May 15, 2011 at the stated redemption price. These notes may also be redeemed on or after May 15, 2011 at the stated redemption price. Allied

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
used the net proceeds to fund the tender offer for the $600 million of 8.875% senior notes due 2008. At December 31, 2006, the remaining unamortized discount was $4.9 million.
In April 2004, Allied NA issued $275 million of 6.375% senior notes due 2011 to fund a portion of the tender offer of 10% senior subordinated notes due 2009. Interest is payable semi-annually on April 15th and October 15th. These senior notes have a make-whole call provision that is exercisable at any time at the stated redemption price.
In addition, in April 2004, Allied NA issued $400 million of 7.375% senior unsecured notes due 2014 to fund a portion of the tender offer of 10% senior subordinated notes due 2009. Interest is payable semi-annually on April 15th and October 15th. These notes have a make-whole call provision that is exercisable any time prior to April 15, 2009 at the stated redemption price. The notes may also be redeemed after April 15, 2009 at the stated redemption prices.
In November 2003, Allied NA issued $350 million of 6.50% senior notes due 2010. These senior notes have a make-whole call provision that is exercisable at any time at a stated redemption price. Interest is payable semi-annually on February 15th and August 15th. The proceeds from this issuance were used to repurchase a portion of the 10% senior subordinated notes in 2003.
In April 2003, Allied NA issued $450 million of 7.875% senior notes due 2013. The senior notes have a no call provision until 2008. Interest is payable semi-annually on April 1st and October 1st. Proceeds were used to reduce term loan borrowings under our credit facility in effect at the time.
In November 2002, Allied NA issued $375.0 million of 9.25% senior notes due 2012. These notes have a no call provision until 2007. Interest is payable semi-annually on March 1st and September 1st. The net proceeds of $370.6 million from the sale of these notes were used to repay term loans under the credit facility in effect at the time.
In November 2001, Allied NA issued $750 million of 8.50% senior notes due 2008. Interest is payable semi-annually on June 1st and September 1st. The proceeds were used to reduce term loan borrowings under the credit facility in effect at the time.
In connection with the BFI acquisition on July 30, 1999, Allied assumed all of BFI’s debt securities with the exception of commercial paper that was paid off in connection with the acquisition. Our debt securities were recorded at their fair market values as of the date of the acquisition in accordance with EITF Issue No. 98-1 — Valuation of Debt Assumed in a Purchase Business Combination. The effect of revaluing the debt securities resulted in an aggregate discount from the historical face amount of $137.0 million. At December 31, 2006, the remaining unamortized net discount related to the debt securities was $74.9 million.
The $161.2 million of 6.375% senior notes due 2008 and $99.5 million of 9.25% debentures due 2021 assumed from BFI are not redeemable prior to maturity and are not subject to any sinking fund.
The $360.0 million of 7.40% debentures due 2035 assumed from BFI are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of the principal amount of the debentures and the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture.
Senior subordinated notes –
In July 1999, Allied NA issued $2.0 billion of 10.00% senior subordinated notes that mature in 2009. The proceeds from these senior subordinated notes were used as partial financing of the acquisition of BFI. During 2004 and 2003, we completed open market repurchases and a tender offer of these senior subordinated notes in aggregate principal amounts of approximately $1.3 billion and $506.1 million, respectively.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
During the first quarter of 2005, through open market repurchases and a tender offer, Allied completed the repurchase of the remaining balance of these senior subordinated notes in an aggregate principal amount of $195.0 million. In connection with these repurchases and tender offer we paid premiums of approximately $10.3 million and wrote-off deferred financing costs of $1.7 million, both of which were recorded as a charge to interest expense and other.
Senior subordinated convertible debentures –
In April 2004, Allied issued $230 million of 4.25% senior subordinated convertible debentures due 2034 that are unsecured and are not guaranteed. They are convertible into 11.3 million shares of Allied’s common stock at a conversion price of $20.43 per share. Common stock transactions such as cash or stock dividends, splits, combinations or reclassifications and issuances at less than current market price will require an adjustment to the conversion rate as defined per the indenture. Certain of the conversion features contained in the convertible debentures are deemed to be embedded derivatives, as defined under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133), however, these embedded derivatives currently have no value.
These debentures are convertible at the option of the holder anytime if any of the following occurs: (i) Allied’s closing stock price is in excess of $25.5375 for 20 of 30 consecutive trading days ending on the last day of the quarter, (ii) during the five business day period after any three consecutive trading days in which the average trading price per debenture is less than 98% of the product of the closing price for Allied’s common stock times the conversion rate, (iii) Allied issues a call notice, or (iv) certain specified corporate events such as a merger or change in control.
Allied can elect to settle the conversion in stock, cash or a combination of stock and cash. If settled in stock, the holder will receive the fixed number of shares based on the conversion rate except if conversion occurs after 2029 as a result of item (ii) above, the holder will receive shares equal to the par value divided by the trading stock price. If settled in cash, the holder will receive the cash equivalent of the number of shares based on the conversion rate at the average trading stock price over a ten day period except if conversion occurs as a result of item (iv) above, the holder will then receive cash equal to the par value only.
Allied can elect to call the debentures at any time after April 15, 2009 at par for cash only. The holders can require Allied to redeem the debentures on April 15th of 2011, 2014, 2019, 2024 and 2029 at par for stock, cash or a combination of stock and cash at Allied’s option. If the debentures are redeemed in stock, the number of shares issued will be determined as the par value of the debentures divided by the average trading stock price over a five-day period.
Future maturities of long-term debt –
Aggregate future scheduled maturities of long-term debt as of December 31, 2006 are as follows (in millions):

Maturity
2007	$1.2
2008	911.8
2009	0.6
2010	350.8
2011	275.1
Thereafter	3,724.5

Gross Principal	5,264.0
Discount, net	(78.9)

Total Debt	$5,185.1

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Fair value of debt –
The fair value of debt is subject to change as a result of potential changes in market rates and prices. The table below provides information about BFI’s long-term debt by aggregate principal and weighted average interest rates for instruments that are sensitive to changes in interest rates. The financial instruments are grouped by market risk exposure category (in millions, except percentages).

	Balance at	Fair Value at	Balance at	Fair Value at
	December 31,	December 31,	December 31,	December 31,
	2006	2006	2005	2005
Fixed Rate Debt:
Principal amount	$4,000.5	$4,103.8	$4,004.0	$4,100.3
Weighted average interest rate	7.52%		7.78%
Variable Rate Debt:
Principal amount	$1,184.6	$1,188.7	$1,358.2	$1,366.2
Weighted average interest rate(1)	6.97%		6.03%

(1)	Reflects the rate in effect as of December 31, 2006 and 2005 and includes all applicable margins. Actual future rates may vary.
Debt covenants –
At December 31, 2006, Allied was in compliance with all financial and other covenants under the 2005 Credit Facility. Allied is not subject to any minimum net worth covenants. In addition, the 2005 Credit Facility has restrictions on making certain types of payments, including dividend payments on Allied’s common and preferred stock. However, Allied is able to pay cash dividends on the Series D preferred stock.
The senior notes issued by Allied NA contain certain financial covenants and restrictions for the Allied consolidated entity, which may, in certain circumstances, limit Allied’s ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. At December 31, 2006, Allied was in compliance with all applicable covenants.
Guarantees –
Substantially all of our subsidiaries along with substantially all other subsidiaries of the Parent, are jointly and severally liable for the obligations under the 8.50% senior notes due 2008, the 6.50% senior notes due 2010, the 6.375% senior notes due 2011, the 9.25% senior notes due 2012, the 7.875% senior notes due 2013, the 7.375% senior unsecured notes due 2014, the 7.125% senior notes due 2016 and the 2005 Credit Facility through unconditional guarantees issued by current and future subsidiaries. The Parent and Allied NA are jointly and severally liable for the obligations under the 6.375% senior notes due 2008, the 9.25% debentures due 2021 and the 7.40% debentures due 2035 issued by BFI through an unconditional, joint and several, guarantee issued by the Parent and Allied NA. At December 31, 2006, the maximum potential amount of future payments under the guarantees is the outstanding amount of the debt identified above and the amount for letters of credit issued under the 2005 Credit Facility. In accordance with FIN 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45), the guarantees are not recorded in Allied’s consolidated financial statements as they represent parent-subsidiary guarantees. We do not guarantee any third-party debt.
Collateral –
The 2005 Credit Facility, the senior secured notes issued by Allied NA and $621 million of senior notes and debentures assumed in connection with the acquisition of BFI by Allied are collateralized by the stock of substantially all BFI subsidiaries and Other Allied Collateral and a security interest in the assets of BFI, its domestic subsidiaries and Other Allied Collateral.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Following is a summary of the balance sheets for BFI and the other Allied subsidiaries that serve as collateral as of December 31, 2006 (in millions):

		Other Allied
	BFI	Collateral	Combined
Condensed Balance Sheet (1):
Current assets	$229.9	$237.3	$467.2
Property and equipment, net	1,020.2	821.2	1,841.4
Goodwill	3,322.3	3,010.9	6,333.2
Other assets, net	148.0	37.1	185.1

Total assets	$4,720.4	$4,106.5	$8,826.9

Current liabilities	$442.3	$257.2	$699.5
Long-term debt, less current portion	5,183.9	6.0	5,189.9
Other long-term obligations	639.2	66.6	705.8
Due to parent	401.6	1,565.4	1,967.0
Total equity (deficit)	(1,946.6)	2,211.3	264.7

Total liabilities and equity (deficit)	$4,720.4	$4,106.5	$8,826.9

(1)	All transactions between BFI and the Other Allied Collateral have been eliminated.
5. Derivative Instruments and Hedging Activities
Allied’s policy requires that no less than 70% of its debt be at a fixed rate, either directly or effectively through interest rate swap contracts. From time to time, in order to adhere to the policy, Allied has entered into interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on the long-term variable rate bank debt and maintaining a mix of fixed and floating rate debt. Allied’s strategy is to use interest rate swap contracts when such transactions will serve to reduce the aggregate exposure and meet the objectives of the interest rate risk management policy. These contracts are not entered into for trading purposes.
Allied believes it is important to have a mix of fixed and floating rate debt to provide financing flexibility. At December 31, 2006, approximately 80% of Allied’s debt was fixed and 20% had variable interest rates. Allied had no interest rate swap contracts outstanding at December 31, 2006 or 2005.
Designated interest rate swap contracts accounted for as hedges –
Allied had no designated interest rate swap contracts at December 31, 2006 and 2005, as all of the designated interest rate swap contracts had reached their contractual maturity. At December 31, 2004, Allied had a designated interest rate swap contract (floating to fixed rate) with a notional amount of $250 million that matured in March 2005. The fair value liability of this contract at December 31, 2004 was $1.8 million. Allied’s designated cash flow interest rate swap contract was effective as a hedge of our variable rate debt. The notional amounts, indices, repricing dates and all other significant terms of the swap agreement were matched to the provisions and terms of the variable rate debt being hedged achieving 100% effectiveness. If significant terms did not match, Allied was required to assess ineffectiveness and record any related impact immediately in interest expense in the statement of operations.
Changes in fair value of the designated interest rate swap contracts are reflected in accumulated other comprehensive loss (AOCL). At December 31, 2006 and 2005, there was no gain or loss included in AOCL. At December 31, 2004, a loss of approximately $1.8 million ($1.3 million, net of tax) was included in AOCL.
Expense or income related to swap settlements is recorded in interest expense and other for the related variable rate debt over the term of the agreements.
Non-hedge accounting interest rate swap contracts –
Allied had certain interest rate swap contracts for which it had elected not to apply hedge accounting under SFAS 133, in order to have flexibility to repay debt prior to maturity and to refinance debt when economically feasible. Following is a description of the accounting for these interest rate swap contracts.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
De-designated interest rate swap contracts. All of Allied’s de-designated interest rate swap contracts had reached their contractual maturity by June 30, 2004 and therefore no amounts were recorded after June 30, 2004 for these swap contracts. Settlement payments and periodic changes in market values of the de-designated interest rate swap contracts were recorded as a gain or loss on derivative contracts included in interest expense and other in our consolidated statements of operations. During the year ended December 31, 2004, we recorded $15.2 million of net gains related to changes in market values and $15.3 million of settlement costs.
When interest rate swap hedging relationships are de-designated or terminated, any accumulated gains or losses in AOCL at the time of de-designation are isolated and amortized over the remaining original hedged interest payment. For contracts de-designated, no balance remained in AOCL after June 30, 2004; therefore, no amortization expense was recorded after June 30, 2004. Amortization expense of $6.7 million for the year ended December 31, 2004, that related to the accumulated losses in AOCL for interest rate swap contracts that were de-designated, was recorded in interest expense and other.
Fair value interest rate swap contracts. Allied has used fair value (fixed rate to floating rate) interest rate swap contracts to achieve the targeted mix of fixed and floating rate debt. In the fourth quarter of 2004, Allied terminated all such contracts. Allied had no fair value interest rate swap contracts in place during 2006 or 2005. Allied elected to not apply hedge accounting to the fair value interest rate contracts outstanding during 2004. Settlement payments and periodic changes in market values of the fair value interest rate swap contracts were recorded as a gain or loss on derivative contracts included in interest expense and other in our consolidated statements of operations. We recorded $1.0 million of net gains related to changes in market values and received net settlements of $6.8 million during the year ended December 31, 2004.
6. Accumulated Other Comprehensive Loss
The components of the ending balances of accumulated other comprehensive loss, as reflected in member’s deficit are as follows (in millions):

	December 31,	December 31,
	2006	2005
Employee benefits plan liability adjustment, net of taxes of $46.8	$—	$(70.3)
Adjustment to initially apply SFAS 158, net of taxes of $37.7	(54.9)	—

Accumulated other comprehensive loss	$(54.9)	$(70.3)

7. Landfill Accounting
We have a network of 35 owned or operated active landfills. In addition, we own or have responsibility for 86 closed landfills.
We use a life-cycle accounting method for landfills and the related capping, closure and post-closure liabilities. This method applies the costs to be capitalized associated with acquiring, developing, closing and monitoring the landfills over the associated consumption of landfill capacity.
Specifically, we record landfill retirement obligations at fair value as a liability with a corresponding increase to the landfill asset as waste is disposed. The amortizable landfill asset includes landfill development costs incurred, landfill development costs expected to be incurred over the life of the landfill, the recorded capping, closure and post-closure asset retirement cost and the present value of cost estimates for future capping, closure and post-closure costs. We amortize the landfill asset over the remaining capacity of the landfill as volume is consumed during the life of the landfill with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization is based on the costs and capacity of the specific capping event.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs) and capping, closure and post-closure cost estimates for each landfill. Additionally, future capacity estimates (sometimes referred to as airspace) are updated annually using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. The overall cost and capacity estimates are reviewed and approved by senior operations management annually.
Landfill assets –
We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the remaining costs (including any unamortized amounts recorded) associated with acquiring, permitting and developing the entire landfill plus the present value of the total remaining costs for specific capping events, closure and post-closure by the total remaining disposal capacity of that landfill (except for capping costs, which are divided by the total remaining capacity of the specific capping event). The resulting per ton amortization rates are applied to each ton disposed at the landfill and are recorded as expense for that period. We expensed approximately $74.9 million, $72.9 million and $80.2 million related to landfill amortization during the years ended December 31, 2006, 2005 and 2004, respectively.
Costs associated with developing the landfill include direct costs such as excavation, liners, leachate collection systems, methane gas collection system installation, engineering and legal fees, and capitalized interest. Estimated total future development costs for our 35 active landfills at December 31, 2006 was approximately $1.2 billion, excluding capitalized interest, and we expect that this amount will be spent over the remaining operating lives of the landfills.
We classify disposal capacity as either permitted (having received the final permit from the governing authorities) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is highly probable. Our requirements to classify disposal capacity as probable expansion are as follows:
1.	We have control of and access to the land where the expansion permit is being sought.

2.	All geological and other technical siting criteria for a landfill have been met, or an exception from such requirements has been received (or can reasonably be expected to be received).

3.	The political process has been assessed and there are no identified impediments that cannot be resolved.

4.	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.

5.	Senior operations management approval has been obtained.
Upon successfully meeting the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future disposal capacity are considered in the life-cycle cost of the landfill and reflected in the calculation of the amortization rate and the rate at which capping, closure and post-closure is accrued.
We, together with our engineering and legal consultants, continually monitor the progress of obtaining local, state and federal approval for each of our expansion permits. If it is determined that the expansion no longer meets our criteria then (a) the disposal capacity is removed from our total available disposal capacity; (b) the costs to develop that disposal capacity and the associated capping, closure and post-closure costs are removed from the landfill amortization base; and (c) rates are adjusted prospectively. In addition, any value assigned to probable expansion capacity is written-off to expense during the period in which it is determined that the criteria are no longer met.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capping, closure and post-closure –
In addition to our portfolio of 35 active landfills, we own or have responsibility for 86 closed landfills no longer accepting waste. As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, capping activities include the installation of compacted clay, geosynthetic liners, drainage channels, compacted soil layers and vegetative soil barriers over areas of a landfill where total airspace has been consumed and waste is no longer being received. Capping activities occur throughout the life of the landfill.
Closure costs are those costs incurred after a landfill site stops receiving waste, but prior to being certified as closed. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which generally extends for a period of 30 years. Post-closure requirements include maintenance and operational costs of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Estimated costs for capping, closure and post-closure as required under Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended, regulations are compiled and updated annually for each landfill by local and regional company engineers.
SFAS 143 requires landfill obligations to be recorded at fair value. Quoted market prices in active markets are the best evidence of fair value. Since quoted market prices for landfill retirement obligations are not available to determine fair value, we use discounted cash flows of capping, closure and post-closure cost estimates to approximate fair value. The cost estimates are prepared by our local management and third-party engineers based on the applicable local, state and federal regulations and site specific permit requirements and are intended to approximate fair value.
Capping, closure and post-closure costs are estimated for the period of performance, utilizing estimates a third-party would charge (including profit margins) to perform those activities in full compliance with Subtitle D or the applicable permit or regulatory requirements. If we perform the capping, closure and post-closure activities internally, the difference between amounts accrued, based upon third-party cost estimates (including profit margins) and our actual cost incurred is recognized as a component of cost of operations in the period earned. An estimate of fair value should include the price that marketplace participants are able to receive for bearing the uncertainties in cash flows. However, when utilizing discounted cash flows, reliable estimates of market risk premiums may not be obtainable. In our industry, there is no market that exists for selling the responsibility for capping, closure and post-closure independent of selling the entire landfill. Accordingly, we believe that it is not possible to develop a methodology to reliably estimate a market risk premium and have excluded a market risk premium from our determination of expected cash flows for capping, closure and post-closure liability. Our cost estimates are inflated to the period of performance using an estimate of inflation that is updated annually. We used an estimate of 2.5% in both 2006 and 2005.
We discounted our capping, closure and post-closure costs using our credit-adjusted, risk-free rate. Capping, closure and post-closure liabilities are recorded in layers and discounted using the credit-adjusted risk-free rate in effect at the time the obligation is incurred (8.5% in 2006 and 8.75% in 2005). The credit-adjusted, risk-free rate is based on the risk-free interest rate on obligations of similar maturity adjusted for our own credit rating. Changes in our credit-adjusted, risk-free rate do not change recorded liabilities, but subsequently recognized obligations are measured using the revised credit-adjusted, risk-free rate.
Accretion expense is necessary to increase the accrued capping, closure and post-closure accrual balance to its future undiscounted value. To accomplish this, we accrete our capping, closure and post-closure accrual balance using the applicable credit-adjusted, risk-free rate and charge this accretion as an operating expense in each period. Accretion expense on landfill liabilities is recorded to cost of operations from the time the liability is recognized until the costs are paid. Accretion expense for capping, closure and post-closure for the years ended December 31, 2006, 2005 and 2004 was $29.2 million, $30.2 million and $29.3 million, respectively.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Changes in estimates of costs or disposal capacity are treated on a prospective basis for operating landfills and are recorded immediately in results of operations for fully incurred capping events and closed landfills.
Landfill maintenance costs –
Daily maintenance costs incurred during the operating life of the landfill are expensed to cost of operations as incurred. Daily maintenance costs include leachate treatment and disposal, methane gas and groundwater system monitoring and maintenance, interim cap maintenance, environmental monitoring and costs associated with the application of daily cover materials.
Financial assurance costs –
Costs of financial assurances related to our capping, closure and post-closure obligations for open and closed landfills are expensed to cost of operations as incurred.
Environmental costs –
Environmental liabilities arise primarily from contamination at sites that we own or operate or third-party sites where we deliver or transport waste. These liabilities primarily include costs associated with remediating groundwater, surface water and soil contamination as well as controlling and containing methane gas migration. We engage third-party environmental consulting firms to assist us in conducting environmental assessments of existing landfills or other properties, and in connection with companies acquired from third parties.
We cannot determine with precision the ultimate amounts for environmental liabilities. We make estimates of our potential liabilities in consultation with our third-party environmental engineers and legal counsel. These estimates require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements.
Our ultimate liabilities for environmental matters may differ from the estimates determined in our assessment to date. We have determined that the recorded undiscounted liability for environmental matters as of December 31, 2006 and 2005 of approximately $144.7 million and $195.2 million, respectively, represents the most probable outcome of these matters. In connection with evaluating liabilities for environmental matters, we estimate a range of potential impacts and the most likely outcome. The recorded liabilities represent our estimate of the most likely outcome of the matters for which we have determined liability is probable. We re-evaluate these matters as additional information becomes available to ascertain whether the accrued liabilities are adequate. We do not expect that near-term adjustments to our estimates will have a material effect on our consolidated liquidity, financial position or results of operations. Using the high end of our estimate of the reasonably possible range, the outcome of these matters would result in approximately $14 million of additional liability. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, the expected amount of proceeds is recorded as an offset to environmental expense in operating income and a receivable is recorded in the periods when that determination is made. There were no significant recovery receivables outstanding as of December 31, 2006 or 2005.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8. Employee Benefit Plans
Defined benefit pension plan –
We currently have one qualified defined benefit retirement plan, the BFI Retirement Plan (BFI Pension Plan), as a result of Allied’s acquisition of BFI. The BFI Pension Plan covers certain BFI employees in the United States, including some employees subject to collective bargaining agreements.
The BFI Pension Plan was amended on July 30, 1999 to freeze future benefit accruals for participants. However, interest credits continue to be earned by participants in the BFI Pension Plan. Also, participants whose collective bargaining agreements provided for additional benefit accruals under the BFI Pension Plan continued to receive those credits in accordance with the terms of their bargaining agreements. The BFI Pension Plan utilizes a cash balance design.
During 2002, the BFI Pension Plan and the Pension Plan of San Mateo County Scavenger Company and Affiliated Divisions of Browning-Ferris Industries of California, Inc. (San Mateo Pension Plan) were merged into one plan. However, benefits continue to be determined under each of the two separate benefit structures.
The San Mateo Pension Plan covers certain employees at our San Mateo location. However, it excludes employees who are covered under collective bargaining agreements under which benefits had been the subject of good faith bargaining unless the collective bargaining agreement otherwise provides for such coverage. Benefits are based on the participant’s highest 5-year average earnings out of the last fifteen years of service. The San Mateo Pension Plan was amended in July 2003 to provide unreduced benefits, under certain circumstances, to participants who retire at or after a special early retirement date occurring on or after January 1, 2004. The San Mateo Plan was also amended in October 2005 to freeze participation by highly compensated employees after 2005 and to provide that no employees hired or rehired after 2005 be eligible to participate in or accrue a benefit under the San Mateo Pension Plan after 2005.
Our general funding policy is to make annual contributions to the plan as determined to be required by the plan’s actuary and as required by the Employee Retirement Income Security Act (ERISA) and the Internal Revenue Code (IRC) as amended by the Pension Protection Act of 2006. No contributions were required during 2006, 2005 or 2004. No contributions are anticipated for 2007.
Actuarial valuation reports were prepared as of the measurement dates of September 30, 2006 and 2005, and used as permitted by SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits, for disclosures included in the tables below.
The Company adopted the recognition provisions of SFAS 158 that became effective December 31, 2006. These provisions require an employer to fully recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or a liability in its consolidated balance sheets and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. The pension asset or liability equals the difference between the fair value of the plan’s assets and its benefit obligation, which for the BFI Retirement Plan would be the projected benefit obligation. Previously, the Company had recorded the minimum unfunded liability in its consolidated balance sheets with the benefit obligation representing the accumulated benefit obligation. The adoption of the recognition provisions of SFAS 158 for all employee benefit plans did not impact the Company’s compliance with its debt covenants.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table provides a reconciliation of the changes in the plan’s benefit obligations and the fair value of plan assets for the twelve-month period ended September 30 (in millions):

	2006	2005
Projected benefit obligation at beginning of period	$377.4	$353.0
Service cost	0.2	0.6
Interest cost	21.1	20.7
Curtailment loss	(0.7)	—
Actuarial (gain) loss	(22.7)	20.9
Benefits paid	(16.0)	(17.8)

Projected benefit obligation at end of period	$359.3	$377.4

Fair value of plan assets at beginning of period	$361.1	$339.4
Actual return on plan assets	25.8	39.5
Benefits paid	(16.0)	(17.8)

Fair value of plan assets at end of period	$370.9	$361.1

The following table provides the funded status of the plan and amounts recognized in the balance sheets as of December 31 (in millions):

	2006	2005
Funded status	$11.6	$(16.3)

Non-current asset	$11.6	$103.7
Non-current liabilities	—	(117.8)
The additional minimum liability (AML) for 2006 and the impact of the adoption of SFAS 158 at December 31, 2006 are as follows (in millions):

	12/31/06		12/31/06		12/31/06
	Balance	AML	Balance	Adjustment	Balance
	Prior to AML	Adjustment	Post AML	to Initially	Post AML
	& SFAS 158	Per	Pre-SFAS 158	Apply	& SFAS 158
	Adjustment	SFAS 87	Adjustment	SFAS 158	Adjustment
Prepaid pension asset	$104.1	$0.4	$104.5	$(104.5)	$—
Accrued pension liability	(117.8)	117.8	—	—	—
Intangible asset	0.7	(0.7)	—	—	—
Non-current asset	—	—	—	11.6	11.6
Deferred tax asset	46.8	(46.8)	—	37.8	37.8
AOCI, net of taxes	70.3	(70.3)	—	55.1	55.1
Amounts before tax benefit that have not been recognized as components of net periodic benefit cost included in AOCI at December 31, 2006 are as follows (in millions):

2006
Net actuarial loss	$92.3
Prior service cost	0.6

Total AOCI before tax benefit	$92.9

The accumulated benefit obligation for the BFI Pension Plan was $358.6 million and $375.9 million at December 31, 2006 and 2005, respectively. The primary difference between the projected benefit obligation and the accumulated benefit obligation is that the projected benefit obligation includes assumptions about future compensation levels and the accumulated benefit obligation does not.
The following table provides the components of net periodic benefit cost for the years ended December 31 2006, 2005 and 2004 and the projected net periodic benefit cost for 2007 (in millions):

	2007	2006	2005	2004
Service cost	$0.2	$0.2	$0.6	$0.8
Interest cost	21.1	21.1	20.7	20.6
Expected return on plan assets	(29.9)	(29.9)	(28.2)	(28.0)
Recognized net actuarial loss	5.0	6.9	6.8	7.2
Amortization of prior service cost	0.1	0.1	0.1	0.1
Curtailment loss (gain)	—	0.1	—	1.1

Net periodic benefit cost	$(3.5)	$(1.5)	$—	$1.8

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table provides additional information regarding our pension plan for the years ended December 31 (in millions, except percentages):

	2006	2005	2004
Actual return on plan assets	$25.8	$39.5	$37.8
Actual rate of return on plan assets	7.2%	11.7%	11.9%
The assumptions used in the measurement of our benefit obligations for the current year and net periodic cost for the following year are shown in the following table (weighted average assumptions as of September 30):

	2006	2005	2004
Discount rate	6.00%	5.75%	6.00%
Average rate of compensation increase	5.00%	5.00%	5.00%
Expected return on plan assets	8.25%	8.50%	8.50%
In order to determine the discount rate used in the calculation of our obligations, our actuaries match the timing and amount of our expected pension plan cash outflows to maturities of high-quality bonds as priced on our measurement date. Where that timing does not correspond to a currently published high-quality bond rate, the actuary’s model uses an expected yield curve to determine an appropriate current discount rate. The yields on the bonds are used to derive a discount rate for the liability. The term of our liability, based on the actuarial expected retirement dates of our workforce, is approximately 16.5 years.
We determine the expected long-term rate of return by averaging the expected earnings for the target asset portfolio. In developing our expected rate of return assumption, we evaluate an analysis of historical actual performance and long-term return projections from our investment managers, which give consideration to our asset mix and the anticipated timing of our pension plan outflows.
We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for what we consider a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and our financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Historically, we have not invested in derivative instruments in our investment portfolio. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.
The following table summarizes our plan target allocation for 2007, actual asset allocations at September 30, 2006 and 2005, and expected long-term rate of return by asset category for calendar year 2006:

	Target	Percentage of plan assets		Weighted average expected
	allocation	at September 30,		long-term rate of return for
	2007	2006	2005	calendar year 2006
Equity securities	60%	59%	63%	5.86%
Debt securities	40%	41%	37%	2.34%

Total	100%	100%	100%

The following table provides the estimated future pension benefit payments (in millions):

Estimated future payments:
2007	$15.5
2008	14.2
2009	15.7
2010	17.4
2011	18.4
Thereafter	130.3

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BFI Post Retirement Healthcare Plan –
The BFI Post Retirement Healthcare Plan provides continued medical coverage for certain former BFI employees following their retirement, including some employees subject to collective bargaining agreements. Eligibility for this plan is limited to (1) those BFI employees who had 10 or more years of service and were age 55 or older as of December 31, 1998, and (2) certain BFI employees in California who were hired on or before December 31, 2005 and who retire on or after age 55 with at least 30 years of service. Our related accrued liabilities were $6.4 million and $7.0 million at December 31, 2006 and 2005.
401(k) plan –
Allied sponsors the Allied Waste Industries, Inc. 401(k) Plan (Allied 401(k) Plan), a defined contribution plan, which is available to all eligible employees except those residing in Puerto Rico and those represented under certain collective bargaining agreements where benefits have been the subject of good faith bargaining. Effective January 1, 2005, Allied created the Allied Waste Industries, Inc. 1165(e) Plan (Puerto Rico 401(k) Plan), a defined contribution plan, for employees residing in Puerto Rico. Plan participant balances in the Allied 401(k) Plan for these employees were transferred to the new plan in early 2005. Eligible employees for either plan may contribute up to 25% of their annual compensation on a pre-tax basis. Participants’ contributions are subject to certain restrictions as set forth in the IRC and Puerto Rico Internal Revenue Code of 1994. Allied matches in cash 50% of employee contributions, up to the first 5% of the employee’s compensation. Participants’ contributions vest immediately, and the employer contributions vest in increments of 20% based upon years of service. BFI’s matching contributions totaled $2.2 million, $2.1 million and $2.1 million in 2006, 2005 and 2004, respectively.
9. Income Taxes
Allied manages its income tax affairs on a consolidated basis and as a result, BFI’s operating results are included in Allied’s consolidated federal income tax returns. For state income tax purposes, BFI’s operating results are included in certain of Allied’s state income tax returns or in its own tax returns in certain separate filling states.
The income tax provision in the accompanying consolidated statement of operations has been prepared on a separate company basis as required under SFAS No. 109, Accounting for Income Taxes, except that BFI recognizes the tax benefit of its current period operating losses as Allied effectively reimburses it for those benefits through the settlement process described below. Absent this exception, BFI’s net loss would have been substantially larger as it would not have been able to recognize the benefits attributable to its operating losses each year as realization of the related net operating loss carryforwards would be unlikely on a separate company basis.
At the end of each period, BFI settles its income tax provision (both current and deferred components) with Allied through the due from/to Parent account. As a result, the accompanying consolidated balance sheet does not include current taxes payable or deferred tax assets or liabilities.
BFI’s income tax provision includes Puerto Rican as well as state income taxes paid or payable of $15.3 million, $8.0 million and $17.9 million for the years ended December 31, 2006, 2005 and 2004, respectively, as well as federal, Puerto Rican and state income tax benefits totaling $37.9 million, $64.5 million and $146.5 million, respectively. Such benefits primarily consist of the federal tax benefits applicable to BFI’s operating losses reimbursed by Allied through the due from/to Parent account.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The reconciliation of our income tax provision (benefit) at our federal statutory tax rate to the effective tax rate is as follows (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Federal statutory tax benefit	$(73.0)	$(61.6)	$(127.1)
Consolidated state taxes, net of federal benefit	(3.6)	(14.5)	(15.9)
Non-deductible write-off of goodwill and business combination costs	—	—	1.1
Effect of foreign operations	4.0	6.1	2.8
Interest on tax contingencies, net of tax benefit	37.1	13.0	10.9
Prior year state matters	13.4	—	—
Other	(0.5)	0.5	(0.4)

Income tax benefit	$(22.6)	$(56.5)	$(128.6)

Income tax expense for 2006 includes interest charges totaling $19.6 million on previously recorded liabilities currently under review by the applicable taxing authorities as a result of developments during the fourth quarter; and adjustments attributable to prior periods totaling $13.4 million relating to two state income tax matters involving tax years prior to 2003 which were identified during the fourth quarter and which were determined to be immaterial to prior years’ financial statements (an additional $3.6 million was charged to goodwill for one of these matters).
Income taxes have not been provided on the undistributed earnings of our Puerto Rican subsidiaries of $21.9 million and $22.2 million as of December 31, 2006 and 2005, respectively, as such earnings are considered to be permanently invested in those subsidiaries. If such earnings were to be remitted to us as dividends, we would incur an additional $8.0 million of federal income taxes.
We are currently under examination or administrative review by various state and federal taxing authorities for certain tax years, including federal income tax audits for calendar years 1998 through 2003. Two significant matters relating to these audits are discussed below.
Prior to our acquisition of BFI on July 30, 1999, BFI operating companies, as part of a risk management initiative to effectively manage and reduce costs associated with certain liabilities, contributed assets and existing environmental and self-insurance liabilities to six fully consolidated BFI risk management companies (RMCs) in exchange for stock representing a minority ownership interest in the RMCs. Subsequently, the BFI operating companies sold that stock in the RMCs to third parties at fair market value which resulted in a capital loss of approximately $900 million for tax purposes, calculated as the excess of the tax basis of the stock over the cash proceeds received.
On January 18, 2001, the IRS designated this type of transaction and other similar transactions as a “potentially abusive tax shelter” under IRS regulations. During 2002, the IRS proposed the disallowance of all of this capital loss. At the time of the disallowance, the primary argument advanced by the IRS for disallowing the capital loss was that the tax basis of the stock of the RMCs received by the BFI operating companies was required to be reduced by the amount of liabilities assumed by the RMCs even though such liabilities were contingent and, therefore, not liabilities recognized for tax purposes. Under the IRS interpretation, there was no capital loss on the sale of the stock since the tax basis of the stock should have approximately equaled the proceeds received. We protested the disallowance to the Appeals Office of the IRS in August 2002.
In April 2005, the Appeals Office of the IRS upheld the disallowance of the capital loss deduction. As a result, in late April 2005 we paid a deficiency to the IRS of $23 million for BFI tax years prior to the acquisition. In July 2005, we filed a suit for refund in the United States Court of Federal Claims. In December 2005, the government filed a counterclaim for assessed interest of $12.8 million and an assessed penalty of $5.4 million. The IRS has agreed to suspend the collection of the assessed interest and penalty until a decision is rendered on our suit for refund.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Based on the complexity of the case, we estimate it will likely take a number of years to fully try the case and obtain a decision. Furthermore, depending on the circumstances at that time, the losing party may appeal the decision to the United States Court of Appeals for the Federal Circuit. A settlement, however, could occur at any time during the litigation process.
The remaining tax years affected by the capital loss issue are currently being audited or reviewed by the IRS. A decision by the Court of Federal Claims in the pending suit for refund, or by the Federal Circuit if the case is appealed, should resolve the issue in these years as well. If we were to win the case, the initial payments would be refunded to us. If we were to lose the case, the deficiency associated with the remaining tax years would be due. If we were to settle the case, the settlement would likely cover all affected tax years and any resulting deficiency would become due in the ordinary course of the audits.
On July 12, 2006, the Federal Circuit reversed a decision by the Court of Federal Claims favorable to the taxpayer in Coltec v. United States, 454 F.3d 1340 (Fed. Cir. 2006), in a case involving a similar transaction. We are not a party to this proceeding. The Federal Circuit nonetheless affirmed the taxpayer’s position regarding the technical interpretation of the relevant tax code provisions.
Although we continue to believe that our suit for refund in the Court of Federal Claims is factually distinguishable from Coltec, the legal bases upon which the decision was reached by the Federal Circuit may impact our litigation.
If the capital loss deduction is fully disallowed, we estimate it could have a potential federal and state cash tax impact (excluding penalties) of approximately $280 million, of which approximately $33 million has been paid, plus accrued interest through December 31, 2006 of approximately $131 million ($79 million net of tax benefit). Additionally, the IRS could ultimately impose penalties and interest on those penalties for any amount up to approximately $130 million, after tax.
In April 2002, we exchanged minority partnership interests in four waste to energy facilities for majority partnership interests in equipment purchasing businesses, which are now wholly-owned subsidiaries. The IRS is contending that the exchange was a sale on which a corresponding gain should have been recognized. Although we intend to vigorously defend our position on this matter, if the exchange is treated as a sale, we estimate it could have a potential federal and state cash tax impact of approximately $160 million plus accrued interest through December 31, 2006 of approximately $31 million ($19 million, net of tax benefit). Also, the IRS could propose a penalty of up to 40% of the additional income tax due. Because of several meritorious defenses, we believe the successful assertion of penalties is unlikely.
The potential tax and interest (but not penalties or penalty-related interest) impact of the above matters has been fully reserved on our consolidated balance sheet. With regard to tax and accrued interest through December 31, 2006, a disallowance would not materially affect our consolidated results of operations; however, a deficiency payment would adversely impact our cash flow in the period the payment was made. The accrual of additional interest charges through the time these matters are resolved will affect our consolidated results of operations. In addition, the successful assertion by the IRS of penalties could have a material adverse impact on our consolidated liquidity, financial position and results of operations.
10. Commitments and Contingencies
Litigation –
We are subject to extensive and evolving laws and regulations and have implemented our own safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may impact earnings for a particular period. We accrue for legal matters and regulatory compliance contingencies when such costs are probable and can be reasonably estimated. During the year ended December 31, 2005, we reduced our selling, general and administrative expenses by $16.9 million related to

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
accruals for legal matters, primarily established at the time of the BFI acquisition. Except as described in Note 9, Income Taxes, in the discussion of our outstanding tax dispute with the IRS, we do not believe that matters in process at December 31, 2006 will have a material adverse effect on our consolidated liquidity, financial position or results of operations.
In the normal course of conducting our landfill operations, we are involved in legal and administrative proceedings relating to the process of obtaining and defending the permits that allow us to operate our landfills.
In September 1999, neighboring parties and the county drainage district filed a civil lawsuit seeking to prevent BFI from obtaining a vertical elevation expansion permit at our 131-acre landfill in Donna, Texas. They claimed BFI had agreed not to expand the landfill based on a pre-existing Settlement Agreement from an unrelated dispute years ago related to drainage discharge rights. In 2001, the Texas Commission on Environmental Quality (TCEQ) granted BFI an expansion permit (the administrative expansion permit proceeding), and, based on this expansion permit, the landfill has an estimated remaining capacity of approximately 2.4 million tons at December 31, 2006. Nonetheless, the parties opposing the expansion continued to litigate the civil lawsuit and pursue their efforts in preventing the expansion. In November 2003, a judgment issued by a Texas state trial court in the civil lawsuit effectively revoked the expansion permit that was granted by the TCEQ in 2001, which would require us to operate the landfill according to a prior permit granted in 1988. On appeal, the Texas Court of Appeals stayed the trial court’s order, allowing us to continue to place waste in the landfill in accordance with the expansion permit granted in 2001. In the administrative expansion proceeding on October 28, 2005, the Texas Supreme Court denied review of the neighboring parties’ appeal of the expansion permit, thereby confirming that the TCEQ properly granted our expansion permit.
In April 2006, the Texas Court of Appeals ruled on the civil litigation. The court dissolved the permanent injunction, which would have effectively prevented us from operating the landfill under the expansion permit, but also required us to pay a damage award of approximately $2 million plus attorney fees and interest. On April 27, 2006, all parties filed motions for rehearing, which were denied by the Texas Court of Appeals. All parties have filed petitions for review to the Texas Supreme Court. The Texas Supreme Court has not yet decided if they will grant or deny review.
Royalties –
In connection with certain acquisitions, we have entered into agreements to pay royalties based on waste tonnage disposed at specified landfills. The payments are generally payable quarterly and amounts earned, but not paid, are accrued in the accompanying consolidated balance sheets. Royalties are accrued as tonnage is disposed of in the landfill.
Lease agreements –
We have operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year at December 31, 2006 are as follows (in millions):

2007	$18.0
2008	5.1
2009	4.6
2010	4.3
2011	3.8
Thereafter	20.8

Total	$56.6

Rental expense under such operating leases was approximately $19.2 million, $22.9 million, and $29.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Financial assurances –
We are required to provide financial assurances to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs and/or related to our performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. Additionally, we are required to provide financial assurances for our insurance program and collateral required for certain performance obligations.
These financial instruments are issued in the normal course of business and are not debt of the company. Since we currently have no liability for these financial assurance instruments, they are not reflected in the accompanying consolidated balance sheets. However, we have recorded capping, closure and post-closure liabilities and self-insurance as the liabilities are incurred. The underlying obligations of the financial assurance instruments would be valued and recorded in the consolidated balance sheets if it is probable that we would be unable to perform our obligations under the financial assurance contracts. We do not expect this to occur.
Guarantees –
We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that relate to our activities prior to the divestiture and that may become known in the future. As of December 31, 2006, we estimate the contingent obligations associated with these indemnifications to be insignificant.
We have entered into agreements to guarantee the value of certain property that is adjacent to certain landfills to the property owners. These agreements have varying terms over varying periods. Prior to December 31, 2002, liabilities associated with these guarantees were accounted for in accordance with SFAS No. 5 in the consolidated financial statements. Agreements modified or entered into subsequent to December 31, 2002 are accounted for in accordance with FIN 45. We estimate that the contingent obligations associated with these indemnifications are not significant at December 31, 2006 and 2005.
11. Related Party Transactions
All treasury functions are maintained by Allied. The amount due to Parent represents the net impact of debt issues and repayments, the settlement of our income tax provisions and other operating activities. No interest is owed on the amount due to Parent.
Allied provides us with a variety of management and administrative services in exchange for a fee which is based on revenues. Such fees, which are included in selling, general and administrative expenses in the consolidated statement of operations, totaled $31.4 million, $29.7 million and $29.1 million for the years ended December 31, 2006, 2005 and 2004, respectively. We also participate in Allied’s general liability, automobile liability and workers compensation insurance programs and are allocated a portion of the related costs on an annual basis based on our payroll. Prior to 2006, our costs for this coverage approximated the actual amount of losses we incurred each year. Such costs are included in cost of operations in the consolidated statement of operations and totaled $52.4 million and $54.1 million for the years ended December 31, 2005 and 2004, respectively. Beginning in 2006, Allied modified its allocation methodology to include costs associated with third party insurance premiums as well as claims administration. Costs allocated to us for participation in Allied’s insurance programs totaled $80.9 million in 2006. Had Allied included the costs associated with third party insurance premiums and claims administration in 2005 and 2004, our operating costs would have increased by $12.0 million and $13.4 million, respectively.

BROWNING-FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
We provide and receive collection and disposal services from Allied and certain of its subsidiaries, which are recorded in our consolidated statement of operations. Related revenues for the years ended December 31, 2006, 2005 and 2004 were approximately $130.8 million, $135.4 million and $136.7 million, respectively, while related expenses were $62.9 million, $52.2 million, and $50.6 million, respectively, recorded in cost of operations.
We sell trade receivables at a discount to another subsidiary of Allied in connection with Allied’s secured receivables loan program. In connection with the sales, we recognized a loss of approximately $5.8 million, $5.0 million and $13.4 million recorded in selling, general and administrative expenses for the years ended December 31, 2006, 2005 and 2004, respectively. We recorded a note receivable due from affiliate as part of the initial sale of receivables with a balance of approximately $10.5 million and $16.1 million at December 31, 2006 and 2005, respectively, in due to Parent. Allocated interest income on the note receivable was approximately $0.6 million, $1.0 million and $0.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.
In 2001, we entered into lease agreements with certain subsidiaries of Allied for equipment and vehicles. The associated lease expense, included in cost of operations totals $15.1 million, $18.8 million and $24.8 million, in 2006, 2005 and 2004, respectively.